Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is entered as of May 23, 2016 by and among Cogentix Medical, Inc. (the “Company” or “Cogentix”), Robert C. Kill, Lewis C. Pell, Howard I. Zauberman, Kevin H. Roche, Kenneth H. Paulus, James P. Stauner, and Cheryl Pegus (collectively with the Company, the “Parties” and each individually, a “Party”), with respect to the matters set forth below.

WHEREAS, on or about February 16, 2016, Pell sent a letter to the Company’s Board of Directors (the “Board”) stating an intention to make changes to, among other things, the management of the Company and the composition of the Board, following which Pell and representatives of the Company engaged in a series of discussions and negotiations.

WHEREAS, on April 5, 2016, the Company filed its preliminary proxy statement in connection with the 2016 Annual Meeting of the stockholders of the Company (the “2016 Annual Meeting”), originally scheduled for May 20, 2016, following which the Company filed a definitive proxy statement and a series of additional proxy materials (collectively, the “Cogentix Proxy Materials”).

WHEREAS, on April 7, 2016, Pell filed his preliminary proxy statement in connection with the 2016 Annual Meeting, following which Pell filed a definitive proxy statement and a series of additional proxy materials (collectively, the “Pell Proxy Materials”).  The filings and actions surrounding the Cogentix Proxy Materials and the Pell Proxy Materials are referred to herein as the “Proxy Contest.”

WHEREAS, on April 25, 2016, Pell filed a verified complaint in the Court of Chancery of the State of Delaware captioned Pell v. Kill, et al., C.A. No. 12251-VCL (the “Litigation”), which named Kill, Roche, Paulus, and Stauner as defendants and the Company as a nominal defendant.

WHEREAS, the Parties engaged in good faith settlement negotiations to resolve all disputes between them, and

WHEREAS, the Parties wish to settle all disputes, existing or potential, between them,

NOW THEREFORE, in consideration for the promises contained in this Settlement Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby stipulate as follows:

1.	2016 Annual Meeting.

The Parties shall take all necessary steps to cause the 2016 Annual Meeting to be held on Tuesday, May 24, 2016 at 12:00 Central Daylight Time at the Minneapolis Marriott Southwest, 5801 Opus Pkwy, Minnetonka, MN 55343, and to conduct all business on the agenda as set forth in the Pell Proxy Materials for the 2016 Annual Meeting, including the election of directors, and cause the inspector of elections to receive and certify all votes of stockholders of the Company present in person or by proxy.  The Parties further agree to take all steps necessary to qualify each of Pell, Zauberman and Dr. James D’Orta as Class I directors, elected to serve on the Board until the 2019 annual meeting of the stockholders of the Company (or earlier upon death, retirement, resignation or removal) or until his successor is duly elected and qualified. The Parties further agree to vote in support of the proposals set forth in the Pell Proxy Materials, and to take no steps to preclude their enactment.

2.	Chief Executive Officer.

a.
Kill shall resign as an employee, officer of the Company and/or any affiliates or subsidiaries (including, but not limited to, his position as Chief Executive Officer and President of the Company), pursuant to the terms and conditions of the Separation and Release Agreement attached hereto and incorporated herein by reference as Exhibit A (the “Separation Agreement”) by executing and delivering to the Company, in accordance with the Company’s bylaws and the General Corporation Law of the State of Delaware (the “DGCL”), his irrevocable written resignation in the form attached hereto and incorporated herein by reference as Exhibit B.

b.	Kill shall receive a total severance in respect of any and all contracts with the Company and/or any affiliates or subsidiaries pursuant to the terms and conditions of the Separation Agreement (payments thereunder, the “Severance Payments”). The Parties acknowledge that the Severance Payments are in complete satisfaction of any and all rights to any post-resignation compensation due Kill from the Company and/or any affiliates or subsidiaries.

c.	The Parties will cause the Company to appoint Darin Hammers as the interim Chief Executive Officer and President for a period of 90 days, after which time, on the condition of his adequate performance in the sole judgment of a majority of the Board of Directors at that time, the Company intends to appoint him as Chief Executive Officer and President of the Company and appoint him to the Board to fill the vacancy created by Kill’s resignation.

3.	Board Resignations.

a.	Each of Kill, Paulus and Roche shall resign as directors of the Company by executing and delivering to the Company, in accordance with the Company’s bylaws and the DGCL, his irrevocable written resignation as a director of the Company in the form attached hereto and incorporated herein by reference as Exhibit C-1, Exhibit C-2 and Exhibit C-3, respectively. Upon the effectiveness of the aforesaid resignations, the remaining members of the Board will use best efforts to, within 60 days thereof, nominate and elect as directors two outside, independent candidates who meet all of the qualifications under the Company’s Certificate of Incorporation, Bylaws, Governance and Nominating Committee Charter and Nominating Policy. One of the two directors must be qualified under NASDAQ 5605(c)(2) as a financial expert qualified to serve as the chairperson of the Audit Committee.

b.	Stauner, Paulus and Roche shall receive all restricted shares due on the date of the 2016 Annual Meeting and all compensation on a pro-rated basis calculated through the date of the 2016 Annual Meeting. The Company, agrees to maintain, and not materially change all existing director and officer insurance policies, and to not discriminate against Kill, Paulus, Roche or Stauner in relation to other current directors with respect to any renewal or extension of such policies in the future that provide coverage applicable to their tenure as directors and officers of the Company.

c.	The Company further agrees to maintain, and the Company and the other Parties agree to not interfere with, any rights of such other Parties under and pursuant to the Company’s Certificate of Incorporation, the Company’s Bylaws, any contract or agreement with the Company, insurance policy or under Delaware and/or Minnesota law, with respect to the advancement of legal fees or costs, indemnification, other reimbursement relating to any claim made or that may be made in the future against such other Parties, individually or collectively, by reason of the fact of their positions as officers and/or directors of the Company, their decisions and actions relating to the corporate governance of the Company, and/or the Proxy Contest, the Litigation and/or this Settlement Agreement.

4.	Releases.

a.	Except with respect to any rights and entitlements arising, or preserved, under this Settlement Agreement, under the Separation Agreement, or as set forth in subsections 4(e) and 4(f) of this Settlement Agreement, Kill, Stauner, Roche and Paulus (collectively, the “Departing Directors”) hereby, on behalf of themselves, their respective agents, predecessors, successors, heirs, designees, insurers, attorneys, executors, administrators, transferees and assigns; and on behalf of any of their respective past, present and future business organizations, corporations, partnerships, affiliates, subsidiaries, parents, divisions, and their respective past, present and future shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys and insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns, unconditionally, fully and finally release and discharge forever the Company, Pell, Zauberman and Pegus and any of their past, present and future affiliates, subsidiaries, parents, divisions, shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys, insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns, unconditionally from any and all claims, demands, debts, obligations, damages, actions, proceedings, suits, causes of action, liabilities, liens, agreements, contracts, and covenants, and/or claims of contribution and/or indemnification (collectively, the “Claims”), of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise, which the Departing Directors have, ever had or may hereafter have against the Company, Pell, Zauberman and Pegus for breach of duty, fiduciary or otherwise, arising out of or relating to the governance of and/or the management of Cogentix, the Proxy Contest and/or the matters at issue in the Litigation or which may in any manner in whole or in part relate to or be based upon facts or circumstances that could underlie any such possible claims (collectively, the “Company and Continuing Director Released Claims”), to the fullest extent of the law; provided, however, that nothing herein shall terminate, void or limit any rights any of the Parties otherwise to be indemnified and held harmless in relation to the business and affairs of the Company; and further provided, however, that nothing herein shall terminate, void or limit any obligations of confidentiality otherwise existing between and among any of the Parties.

b.	Except with respect to any rights and entitlements arising under this Settlement Agreement hereto, or as set forth in subsections 4(e) and 4(f) of this Settlement Agreement Pell, Zauberman, and Pegus (collectively, the “Continuing Directors”) hereby, on behalf of themselves, their respective agents, predecessors, successors, heirs, designees, insurers, attorneys, executors, administrators, transferees and assigns; and on behalf of any of their respective past, present and future business organizations, corporations, partnerships, affiliates, subsidiaries, parents, divisions, and their respective past, present and future shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys and insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns, unconditionally, fully and finally release and discharge forever the Company, Kill, Stauner, Roche and Paulus and all of their past, present and future affiliates, subsidiaries, parents, divisions, shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys, insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns, unconditionally, from any and all Claims, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise which the Continuing Directors have, ever had or may hereafter have against the Company, Kill, Stauner, Roche or Paulus for breach of duty, fiduciary or otherwise, arising out of or relating to the governance of and/or the management of Cogentix, the Proxy Contest and/or the matters at issue in the Litigation or which may in any manner in whole or in part relate to or be based upon facts or circumstances that could underlie any such possible claims (the “Company and Departing Director Released Claims”) , to the fullest extent of the law; provided, however, that nothing herein shall terminate, void or limit any rights any of the Parties otherwise to be indemnified and held harmless in relation to the business and affairs of the Company; and further provided, however, that nothing herein shall terminate, void or limit any obligations of confidentiality otherwise existing between and among any of the Parties.

c.	Except with respect to any rights and entitlements arising under this Settlement Agreement, or as set forth in subsections 4(e) and 4(f) of this Settlement Agreement, the Company hereby, on its behalf and on behalf of its agents, predecessors, successors, heirs, designees, insurers, attorneys, executors, administrators, transferees and assigns; and on behalf of any of his past, present and future business organizations, corporations, partnerships, affiliates, subsidiaries, parents, divisions, and their respective past, present and future shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys and insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns, unconditionally, fully and finally releases and discharges forever Kill, Stauner, Roche Paulus, Pell, Zauberman and Pegus and any of their respective past, present and future affiliates, subsidiaries, parents, divisions, shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys, insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns, unconditionally, from any and all Claims, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise, which the Company has, ever had or may hereafter have against Kill, Stauner, Roche, Paulus, Pell, Zauberman, or Pegus for breach of duty, fiduciary or otherwise, arising out of or relating to the governance of and/or the management of Cogentix, the Proxy Contest and/or the matters at issue in the Litigation or which may in any manner in whole or in part relate to or be based upon facts or circumstances that could underlie any such possible claims (the “Director Released Claims”), to the fullest extent of the law; provided, however, that nothing herein shall terminate, void or limit any rights any of the Parties otherwise to be indemnified and held harmless in relation to the business and affairs of the Company; and further provided, however, that nothing herein shall terminate, void or limit any obligations of confidentiality otherwise existing between and among any of the Parties.

d.	Subject to the limitations set forth above, the Parties intend and agree that this Settlement Agreement constitutes a full and complete release from any and all claims or damages as described above in this Section (the “Released Claims”). The release contemplated by this Settlement Agreement extends to all “Unknown Claims”. “Unknown Claims” means any Company and Continuing Director Released Claim, Company and Departing Director Released Claim or Director Released Claim related to the subject matter of the Litigation that any Party does not know or suspect exists in his, her or its favor as of the date of his, her or its signature below, including without limitation those which, if known, might have affected the decision to enter into the Settlement Agreement. With respect to any of the Company and Pell Released Claims, the Company and Departing Director Released Claims or Director Released Claims, the Parties expressly waive, relinquish and release any and all provisions, rights and benefits conferred by or under Cal. Civ. Code § 1542 or any law of the United States or any state of the United States or territory of the United States, or principle of common law, which is similar, comparable or equivalent to Cal. Civ. Code § 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

The consequences of the foregoing waiver have been explained by counsel to the Parties.  Each Party hereto acknowledges that he, she or it may discover facts in addition to or different from those now known or believed to be true with respect to the Released Claims, but that it is each of their intention to completely, fully, finally and forever extinguish any and all Released Claims, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts, subject to the specific limitations set forth in this Section.

e.	Notwithstanding anything construed to the contrary herein, nothing in this Section 4 is intended to or does constitute a release of: (1) any claim relating to the enforcement of this Agreement; (2) the violation of any federal, state, or local statutory or public policy right or entitlement that may not be waived by law; (3) any intentional or knowing fraud, misappropriation of corporate assets, unauthorized transfer of funds, usurpation of corporate opportunity or intentional misrepresentation of company financial statements; or (4) the Company’s right to recoup (claw back) payments to the employee, to the extent required by the Sarbannes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other federal or state securities statute or rule adopted pursuant to statute.

f.	Notwithstanding anything construed to the contrary herein, nothing in this Section 4 is intended to or does: (1) constitute an unlawful release or waiver of any of any Party’s rights under any laws; (2) waive or release any claim that arises after this Settlement Agreement is signed; (3) waive, release, terminate or limit any Party’s rights to indemnity or otherwise to be held harmless in relation to the business and affairs of the Company under Minnesota or Delaware law, or under the Company’s Certificate of Incorporation or Bylaws, or any rights to indemnification or insurance under any insurance policies applicable to any Party’s service to the Company, whether or not such rights arise from claims asserted before or after the date of this Settlement Agreement; (4) waive or release any Party’s existing rights as an equity holder under any operating agreement, stockholders’ agreement or similar agreement of the Company and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by the Company; or (5) prevent or interfere with any Party’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

5.	Dismissal of Lawsuits/Covenant Not to Sue. Promptly upon full execution of this Settlement Agreement, the parties shall file a Stipulation and [Proposed] Order, Substantially in the form of the attached Exhibit D vacating the Preliminary Injunction and dismissing with prejudice the Litigation. Furthermore, each Party to this Agreement covenants and agrees not to bring suit against or to otherwise make any Claim, on his own behalf, on behalf of any class or on behalf of the Company, against the Company or any other Party to this Agreement, or any of their past, present and future affiliates, subsidiaries, parents, divisions, shareholders, owners, managers, partners, principals, members, agents, directors, officers, employees, affiliates, subsidiaries, parents, divisions, representatives, attorneys, insurers, employee benefit plans and fiduciaries, heirs, executors, administrators, predecessors, successors, transferees and assigns for or with respect to any matters released herein. Each Party recognizes and agrees that this covenant not to sue is a material part of this Settlement Agreement.

6.	Press Release. On March 24, 2016, the Company and other Parties will issue a joint press release in the form attached as Exhibit E (the “Joint Press Release”). Neither the Company nor the other Parties will make any public statements with respect to the Settlement Agreement (including in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Rule 14a-6 or 14a-12 under the Exchange Act) that are inconsistent with, or otherwise contrary to, the statements in the Joint Press Release. Without limiting the provisions of this Paragraph, to the extent that materials are required to be filed with the SEC or have been requested by the staff of the SEC to be filed, such materials may be filed by the Parties hereto.

7.	Company Representations. The Company hereby represents and warrants that (i) this Settlement Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the Amended and Restated Certificate of Incorporation of the Company, as amended, or the By-Laws of the Company, as amended, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

8.	Performance. The Parties recognize and agree that if for any reason any of the provisions of this Settlement Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that in addition to other remedies the other Party shall be entitled to an injunction without posting a bond or other undertaking restraining any violation or threatened violation of the provisions of this Settlement Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Settlement Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law.

9.	Amendment. This Settlement Agreement, and its Exhibits, constitutes the only agreement between the Parties and the Company with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Settlement Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Any purported transfer requiring consent without such consent shall be void. No amendment, modification, supplement or waiver of any provision of this Settlement Agreement shall be effective unless it is in writing and signed by the party or Parties hereto affected thereby, and then only in the specific instance and for the specific purpose stated therein. Any waiver by any party hereto of a breach of any provision of this Settlement Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Settlement Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10.	Validity. If any provision of this Settlement Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Settlement Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision of this Settlement Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

11.	Governing Law. This Settlement Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles of conflict of laws that would require the application of the law of a different jurisdiction. Each party to this Settlement Agreement (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the aforesaid courts.

Each of the Parties to this Settlement Agreement, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby, or any course of conduct, dealing, statements (whether oral or written), or actions of any of them.  No party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

12.	Enforceability. This Settlement Agreement is solely for the benefit of the Parties hereto and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

13.	Counterparts. This Settlement Agreement may be executed by the Parties hereto in separate counterparts (including by fax and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

14.	Miscellaneous. Each of the Parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Settlement Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Settlement Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

15.	Joint Drafting. This Settlement Agreement reflects the joint drafting efforts of all Parties hereto and any ambiguities in this Settlement Agreement will not be construed against any Party hereto. The Parties hereto each acknowledge that they have entered this Settlement Agreement voluntarily with advice of counsel and only after they have had an adequate opportunity to consult with their counsel of choice.

16.	Entire Agreement. This Settlement Agreement, and its Exhibits, constitutes the entire agreement between the Parties and supersedes any prior agreements relating to the subject matter of this Settlement Agreement, written or oral, among the Parties. Except as explicitly set forth in this Settlement Agreement, there are no representations, warranties, or inducements, whether oral or written, express or implied, that in any way affect or condition the validity of this Settlement Agreement or any of the conditions or terms hereof.

17.	Successors and Assigns. This Settlement Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the Parties.

18.	Severability. If any portion of this Settlement Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, that portion may be severed from this Settlement Agreement and shall not affect the validity of the remainder of the Settlement Agreement.

19.	Further Documentation. To the extent that further documents must be prepared to effectuate this Settlement Agreement in full, all Parties agree to prepare and execute such documents in good faith.

20.	Waiver. The failure of any Party to assert its rights hereunder shall not constitute a waiver of such rights.

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Accepted and agreed to as of the date first written above:

COGENTIX MEDICAL, INC.

By:	/s/ Darin Hammers
Name:	Darin Hammers
Title:	COO

ROBERT C. KILL

By:	/s/ Robert C. Kill
Name:	Robert C. Kill

LEWIS C. PELL

By:	/s/ Lewis C. Pell
Name:	Lewis C. Pell

HOWARD I. ZAUBERMAN

By:	/s/ Howard I. Zauberman
Name:	Howard I. Zauberman

KEVIN H. ROCHE

By:	/s/ Kevin H. Roche
Name:	Kevin H. Roche

KENNETH H. PAULUS

By:	/s/ Kenneth H. Paulus
Name:	Kenneth H. Paulus

JAMES STAUNER

By:	/s/ James Stauner
Name:	James Stauner

CHERYL PEGUS

By:	/s/ Cheryl Pegus
Name:	Cheryl Pegus

Exhibit A

Separation Agreement

(Attached)

SEPARATION AND  RELEASE AGREEMENT

This Separation and Release Agreement (the "Agreement") is freely and voluntarily entered into by Cogentix Medical, Inc., and its successors and assigns, (“Cogentix”), Robert Kill (“Executive”) and the other undersigned signatories (with respect to Sections 4 and 9) and is effective as of the date of the last signature to this Agreement (the “Effective Date”), each of which shall be required for this Agreement to become effective.

1.
Separation Date. It is understood that the employment relationship between Cogentix and Executive will terminate effective May 24, 2016, (the “Separation Date”). The parties specifically acknowledge and agree that Executive’s separation is a mutually agreed separation and will operate to terminate Executive’s Employment Agreement dated July 22, 2013, as amended May 29, 2014 (“Employment Agreement”). Executive will receive his base salary and all benefits in effect as of the Effective Date through and including the Separation Date. All privileges and benefits of employment will cease effective close of business on the Separation Date. Executive also will resign from Cogentix’s Board of Directors effective as of the Separation Date.

2.
Separation Benefits for Executive. Provided that Executive signs this Agreement and does not timely rescind it pursuant to Sections 6 or 7, Cogentix will provide Executive the total gross amount of One Million Five Hundred Thousand Dollars and NO/100 ($1,500,000.00) (“Separation Payment”), to be paid as set forth on the attached Exhibit A, with each installment described in the attached Exhibit A payable on the first business day of each month, commencing in July 2016. The parties agree that $950,000 of the Separation Payment (the “Employment Agreement Payment”) is in full and final satisfaction of any amounts due or which could be due Executive pursuant to the Employment Agreement or otherwise and that $550,000 of the Separation Payment (the “New Payment”) is in excess of amounts due or which could be due Executive pursuant to the Employment Agreement. Notwithstanding the foregoing:

a.
Executive and Cogentix further agree to modify the payment structure (not the total amount of the Separation Payment), if at all, to the minimum extent necessary to comply with applicable tax, deferred compensation or other laws, and Cogentix agrees that Executive may request other reasonable modifications to the payment structure (not the total amount of the Separation Payment), upon advice of tax counsel, which will not be unreasonably withheld by Cogentix.

3.
Executive’s Release. Except with respect to any rights and entitlements arising under this Agreement, Executive hereby, on behalf of himself and his representatives, heirs, successors, affiliates, subsidiaries, assigns, and agents, unconditionally, fully and finally releases and discharges forever Cogentix, and its successors, affiliates, shareholders, directors, officers, employees, assigns, and agents, from any and all claims, demands, debts, obligations, damages, actions, proceedings, suits, causes of action, liabilities, liens, agreements, contracts, and covenants, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise, to the fullest extent of the law.

Nothing in this Section 3 is intended to or does: (1) constitute an unlawful release or waiver of any of Executive’s rights under any laws; (2) waive or release any claim that arises after this Agreement is signed; (3) waive, release, terminate or limit Executive’s rights to indemnity or otherwise to be held harmless in relation to the business and affairs of Cogentix under Minnesota Statutes Section 302A.521 or any successor or other provision, or under Cogentix’s Articles of Incorporation or bylaws, or any rights to indemnification or insurance under any insurance policies applicable to Executive’s service to Cogentix, whether or not such rights arise from claims asserted before or after the date of this Agreement or before or after the Separation Date; (4) waive or release Executive’s rights to the receipt of employee benefits which vest on or before the Separation Date; (5) waive or release Executive’s rights under the 2006 Stock and Incentive Plan Performance Award Agreement (the “LTIP”) as of the Separation Date; (6) waive or release Executive’s existing rights as an equity holder under any operating agreement, stockholders’ agreement or similar agreement of Cogentix and any vested rights under any equity compensation plans, agreements or arrangements sponsored or maintained by Cogentix; or (7) prevent or interfere with Executive’s right to provide truthful testimony, if under subpoena or court order to do so, or respond as otherwise provided by law.

Notwithstanding anything in this Section 3 or this Agreement to the contrary, this Agreement is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

4.
Cogentix’s Release. Except with respect to any rights and entitlements arising under this Agreement, Cogentix and the former or current board members who are signatories hereto, in their official and individual capacities and on behalf of their respective representatives, heirs, successors, affiliates, subsidiaries, assigns and agents, unconditionally, fully and finally release and discharge forever Executive and his representatives, heirs, successors, affiliates, assigns and agents, from any and all claims, demands, debts, obligations, damages, actions, proceedings, suits, causes of action, liabilities, liens, agreements, contracts, and covenants, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, alleged or not alleged, discovered or not discovered, in contract or in tort or otherwise, to the fullest extent of the law.

5.
Authority to Enter Agreement. The parties to this Agreement represent that they have authority to enter this Agreement, and have not assigned or transferred or attempted to assign or transfer to any person any rights or claims subject to this Agreement.

6.
ADEA Compliance. Executive has been informed of his right to review and consider this Agreement for 21 calendar days, if he so chooses. Executive further agrees and acknowledges that (a) his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act (“ADEA”); (b) he understands the terms of this Agreement; (c) Cogentix advises Executive to consult with an attorney prior to executing this Agreement; (d) he may rescind this Agreement insofar as it extends to potential claims under the ADEA by providing written notice to Cogentix within seven (7) calendar days after the date of his signature below. To be effective, the rescission must be in writing and delivered to Cogentix either by hand or by mail within the seven (7)-day period. If delivered by mail, the rescission must be: (i) postmarked within the seven (7)-day period; (ii) properly addressed to Bret Puls, Fox Rothschild LLP, 222 South Ninth Street Suite 2000, Minneapolis MN 55402-3338; and (iii) sent by certified mail, return receipt requested. Regardless of Executive’s decision to rescind his release of ADEA claims, the cessation of Executive’s employment will be unaffected.

7.
MHRA Compliance. Executive also has been informed of his right to rescind this Agreement insofar as it extends to potential claims under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. § 363A, et seq., by providing written notice to Cogentix within fifteen (15) calendar days after the date of his signature below. To be effective, the rescission must be in writing and delivered to Cogentix either by hand or by mail within the fifteen (15)-day period. If delivered by mail, the rescission must be: (i) postmarked within the fifteen (15)-day period; (ii) properly addressed to Bret Puls, Fox Rothschild LLP, 222 South Ninth Street Suite 2000, Minneapolis MN 55402-3338; and (iii) sent by certified mail, return receipt requested. Regardless of Executive’s decision to rescind his release of MHRA claims, the cessation of Executive’s employment will be unaffected.

8.
Return of Records, Documents and Property. Executive represents and certifies that Executive will return to Cogentix all records, correspondence, documents, data, plans, forms, equipment, office keys, identification card(s), company credit cards, company vehicles, laptop computer(s), computer equipment, electronic storage media, cell phones and all handheld devices, and other documents, materials, and property, including copies, summaries, or reproductions of any of the same, which belong to Cogentix on or about the Separation Date.

9.
Non-Disparagement. Executive, as one Party to this Section, and Cogentix and the current and former members of Cogentix’s Board of Directors who are signatories to this Agreement, as the other Party to this Section, agree to refrain from making, causing to be made (directly or indirectly), confirming or expressing agreement with any statement or announcement, whether written or oral or in any electronic medium, that relates to and constitutes an ad hominem attack on, or otherwise disparages or is critical of, personally or professionally, (a) the other Party to this Section, (b) the terms of this Agreement, (c) each Party’s advisors, or (d) any the other Party’s affiliated companies, on or following the date hereof, including but not limited to (i) in any document or report filed with or furnished to (or reasonably expected to be filed with or furnished to) the SEC or any other governmental agency, (ii) in any press release or other publicly available format, (iii) to any stockholder of Cogentix or prospective stockholder of Cogentix, (iv) to any journalist or member of the media (including, without limitation, in a television, radio, newspaper or magazine interview), (v) or otherwise in any written, oral or electronic statement, including but not limited social media. The foregoing shall not prevent the making of any factual statement in any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

10.
Press Release. On a mutually agreed-upon date on or before the Separation Date, Cogentix will issue a press release in form agreed upon between Cogentix and Executive. Neither Cogentix nor the other signatories to this Agreement will make any public statements with respect to the matters covered by this Agreement (including but not limited to in any filing with the SEC, any other regulatory or governmental agency, or any stock exchange, or in any materials that would reasonably be expected to be filed with the SEC, including pursuant to Rule 14a-6 or 14a-12 under the Exchange Act) that are inconsistent with, or otherwise contrary to, the statements in the press release. The precise language of the press release will be mutually agreed upon by Cogentix and Executive, but will include a statement consistent with the following: “In an effort to avoid an extensive legal dispute not in the interest of the Company’s shareholders, Mr. Kill has offered to depart, which has prompted this announcement. The Company is grateful for the leadership shown by Mr. Kill and for his significant success in positioning the Company for future growth.”

11.
Changes to Agreement. This Agreement may not be changed, amended, modified or terminated except by a written instrument signed by Executive and Cogentix and, if the modification relates to Section 4 or 9, each of the undersigned signatories.

12.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected, and they will be interpreted so as to effect, as closely as possible, the intent of the parties hereto. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. However, if the Separation Payments are not timely made, or are not made in full, and any default is not cured after written notice and a reasonable opportunity to cure provided to Cogentix, or if any payments due Executive are held invalid, illegal or unenforceable, Executive may void this Agreement.

13.
Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties. In the event of Executive’s death prior to the last payment contemplated by Section 2, any and all remaining payments pursuant to Section 2 shall be made to Executive’s estate or other designated beneficiary.

14.
Entire Agreement. This Agreement sets forth the entire agreement between the parties, and it fully supersedes and replaces any and all prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. Executive represents and acknowledges that, in executing this Agreement, Executive did not rely and has not relied upon any representation or statement made by Cogentix, or by any of its agents or representatives, with regard to the effect of this Agreement.

15.
Governing Law, Jurisdiction, and Forum. This Agreement shall be governed by the law of the State of Minnesota (insofar as federal law does not control) without regard to choice of law rules. The parties agree that any and all legal actions or proceedings brought to interpret or enforce this Agreement or in any other way arising out of or in relation to this Agreement shall be brought exclusively in the state or federal courts in Minneapolis, Minnesota. The parties irrevocably submit to the exclusive jurisdiction and venue of said courts in any such action or proceeding.

16.	Signature in Counterparts. This Agreement may be signed by the parties in separate counterparts, with the same effect as if all parties had signed the same instrument.

17.	Review by Counsel. Each signatory is hereby advised of his or her right and opportunity to have this Agreement reviewed by, and to discuss with, legal counsel of his or her choice.

18.
Section 409A. The parties agree that the amounts and benefit payable hereunder are either exempt from or compliant with Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury regulations thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement will be interpreted in accordance therewith. If, and only if, Executive is a “specified employee” (as defined in Section 409A) and a payment or benefit provided for in this Agreement would be subject to additional tax under Section 409A if such payment or benefit is paid within six (6) months after Executive’s separation from service, then such payment or benefit shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Section 409A shall instead be paid to Executive in a lump-sum cash payment on the first business day of the month following the expiration of six months after the Separation Date. Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Notwithstanding the foregoing, Cogentix does not make any representation to Executive that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and Cogentix shall have no liability or other obligation to indemnify or hold harmless Executive or any beneficiary of Executive for any tax, additional tax, interest or penalties Executive or any beneficiary of Executive may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A. Moreover, Executive will indemnify and hold Cogentix harmless against the payment of taxes, interest, penalties, fines, or other liabilities or costs that may be assessed by the Internal Revenue Service, or any other taxing authority and/or any other governmental agency (whether federal, state, or local), in connection with payments under this Agreement, except for any employer share of FICA, Medicare, FUTA, or state unemployment or disability contributions which a government agency may determine is due.

THE UNDERSIGNED AFFIRM AND CERTIFY THAT THEY HAVE READ THIS AGREEMENT IN ITS ENTIRETY, FULLY KNOW, UNDERSTAND, AND COMPREHEND ALL ITS TERMS, AND SIGN BELOW TO INDICATE THAT THEY FREELY AND VOLUNTARILY AGREE TO ALL THE TERMS OF THIS AGREEMENT AND INTEND TO BE FULLY AND LEGALLY BOUND BY THEM.

Accepted and agreed :

COGENTIX MEDICAL, INC.

Date:	5-23-16	By:	/s/ Darin Hammers
		Its:	Darin Hammers

Robert C. Kill
Date:	MAY 23, 2016	/s/ Robert C. Kill

EXHIBIT A

1st day of	Employment Agreement Payment $950,000	New Payment $550,000	Cumulative

Jul-16		22,916.67	22,916.67
Aug-16		22,916.67	45,833.33
Sep-16		22,916.67	68,750.00
Oct-16		22,916.67	91,666.67
Nov-16		22,916.67	114,583.33
Dec-16	554,166.67	22,916.67	691,666.67
Jan-17	79,166.67		770,833.34
Feb-17	79,166.67		850,000.00
Mar-17	79,166.67		929,166.67
Apr-17	79,166.67		1,008,333.34
May-17	79,166.67		1,087,500.00
Jun-17			1,087,500.00
Jul-17		34,375.00	1,121,875.00
Aug-17		34,375.00	1,156,250.00
Sep-17		34,375.00	1,190,625.00
Oct-17		34,375.00	1,225,000.00
Nov-17		34,375.00	1,259,375.00
Dec-17		34,375.00	1,293,750.00
Jan-18		34,375.00	1,328,125.00
Feb-18		34,375.00	1,362,500.00
Mar-18		34,375.00	1,396,875.00
Apr-18		34,375.00	1,431,250.00
May-18		34,375.00	1,465,625.00
Jun-18		34,375.00	1,500,000.00

TOTAL	$950,000	$550,000	$1,500,000

  Exhibit B

May 23, 2016

Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, MN  55434

Resignation as Officer and Employee

Ladies and Gentlemen:

Pursuant to Section 3.5 of the Amended and Restated By-Laws (the “Bylaws”) of Cogentix Medical, Inc., a Delaware corporation (the “Company”), I hereby resign irrevocably as an officer and employee of the Company and all of its affiliates and subsidiaries effective immediately.

I hereby authorize and direct this written resignation to be delivered to the Company as required by Section 3.5 of the Bylaws.

Sincerely,

/s/ Robert C. Kill
Robert C. Kill

Exhibit C-1

May 23, 2016

Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, MN  55434

Resignation as Director

Ladies and Gentlemen:

Pursuant to Section 2.10 of the Amended and Restated By-Laws (the “Bylaws”) of Cogentix Medical, Inc., a Delaware corporation (the “Company”), I hereby resign irrevocably as director of the Company and all of its subsidiaries, conditioned upon and effective immediately prior to the meeting of the Board of Directors of the Company to be held immediately following the 2016 annual meeting of the stockholders of the Company.

I hereby authorize and direct this written resignation to be delivered to the Company as required by Section 2.10 of the Bylaws.

Sincerely,

/s/ Robert C. Kill
Robert C. Kill

Exhibit C-2

May 23, 2016

Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, MN  55343

Resignation as Director

Ladies and Gentlemen:

Pursuant to Section 2.10 of the Amended and Restated By-Laws (the “Bylaws”) of Cogentix Medical, Inc., a Delaware corporation (the “Company”), I hereby resign irrevocably as director of the Company conditioned upon and effective immediately prior to the meeting of the Board of Directors of the Company to be held immediately following the 2016 annual meeting of stockholders of the Company.

I hereby authorize and direct this written resignation to be delivered to the Company as required by Section 2.10 of the Bylaws.

Sincerely,

/s/ Kenneth H. Paulus
Kenneth H. Paulus

Exhibit C-3

May 23, 2016

Cogentix Medical, Inc.
5420 Feltl Road
Minnetonka, MN  55343

Resignation as Director

Ladies and Gentlemen:

Pursuant to Section 2.10 of the Amended and Restated By-Laws (the “Bylaws”) of Cogentix Medical, Inc., a Delaware corporation (the “Company”), I hereby resign irrevocably as director of the Company conditioned upon and effective immediately prior to the meeting of the Board of Directors of the Company to be held immediately following the 2016 annual meeting of stockholders of the Company.

I hereby authorize and direct this written resignation to be delivered to the Company as required by Section 2.10 of the Bylaws.

Sincerely,

/s/ Kevin H. Roche
Kevin H. Roche

Exhibit D

Stipulation and [Proposed] Order for Dismissal

(Attached)

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

LEWIS C. PELL,	)
)
Plaintiff,	)
)
v.	)	C.A. No. 12251-VCL
)
ROBERT C. KILL,	)
KENNETH H. PAULUS,	)
KEVIN H. ROCHE,	)
JAMES P. STAUNER,	)
)
Defendants,	)
)
-and-)
)
COGENTIX MEDICAL, INC.,	)
)
Nominal Defendant.	)

STIPULATION AND [PROPOSED] ORDER
DISMISSING ACTION WITH PREJUDICE

IT IS HEREBY STIPULATED AND AGREED by the parties through their undersigned counsel, that:

1.          The  above-captioned  action  is  hereby  dismissed  with  prejudice pursuant to Court of Chancery Rule 41(a); and

2.          The Order Granting Preliminary Injunction entered by this Court on May 19, 2016 is hereby vacated.

/s/	/s/
Kelly A. Terribile (Del. Bar ID 3638)	Sharon O. Morgan (DE Bar ID 4287)
Gregory E. Stuhlman (Del. Bar ID 4765)	Carl D. Neff (DE Bar ID 4895)
Brittany M. Giusini (Del. Bar ID 6034)	Wali W. Rushdan (DE Bar ID 5796)
Greenberg Traurig LLP	Fox Rothschild LLP
The Nemours Building	Citizens Bank Center
1007 North Orange Street	919 North Market Street
Suite 1200	Suite 300
Wilmington, DE 19801	Wilmington, DE 19801
Tel. 302.661.7000	Tel. (302) 654-7444

Attorneys for Plaintiff	Attorneys for Defendants

SO ORDERED this ________ day of _____________________, 2016.

Vice Chancellor Laster

Exhibit E

Joint Press Release

(Attached)

Cogentix Medical Announces Settlement Agreement in Connection with Proxy Contest and Related Litigation and Leadership Changes;
Annual Meeting To Be Held May 24, 2016 at 12:00 P.M. Central Daylight Time

MINNEAPOLIS, MN, May 24, 2016 – Cogentix Medical, Inc. (NASDAQ: CGNT), a global medical device company with innovative and proprietary products serving urology and airway management markets, has entered into a settlement agreement which will be attached to a Form 8-K to be filed by Cogentix.

Pursuant to the settlement agreement, Cogentix and its Board of Directors have agreed to support the proposals set forth in the definitive proxy statement filed by Lewis C. Pell in connection with the Annual Meeting, including the nomination for election at the Annual Meeting of Mr. Pell, Howard I. Zauberman and James D’Orta. Also pursuant to the settlement agreement, Robert C. Kill, Chairman of the Board and CEO, will resign as a director and officer of Cogentix and Darin Hammers, the current Chief Operating Officer, will be named as the interim CEO. Directors Kevin Roche and Ken Paulus will also depart Cogentix pursuant to the settlement agreement.

The Company’s Annual Meeting of stockholders will be held Tuesday, May 24, 2016 at 12:00 P.M. Central Daylight Time at the Minneapolis Marriott Southwest.

“The Company is grateful for the service and effort s of Mr. Kill, Mr. Roche and Mr. Paulus,” commented Dr. Cheryl Pegus. As part of the settlement agreement, it is intended that the Board will use best efforts to nominate and elect two new outside, independent directors who meet the qualifications of the Company’s certificate of incorporation, bylaws, Governance and Nominating Committee Charter and Nominating Policy. The settlement agreement will be attached to a Form 8-K to be filed by Cogentix.

About Cogentix Medical

Cogentix Medical, Inc., headquartered in Minnetonka, Minnesota, with additional operations in New York, Massachusetts, The Netherlands and the United Kingdom, is a global medical device company. We design, develop, manufacture and market products for flexible endoscopy with our unique product lines featuring a streamlined visualization system and proprietary sterile disposable microbial barrier, known as EndoSheath technology, providing users with efficient and cost effective endoscope turnover while enhancing patient safety. We also commercialize the Urgent® PC Neuromodulation System, an FDA-cleared device that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder (OAB). OAB is a chronic condition that affects approximately 42 million U.S. adults. The symptoms include urinary urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on Cogentix Medical and our products, please visit us at www.cogentixmedical.com.

For Further Information:
EVC Group
Doug Sherk/Brian Moore (Investors)
415-652-9100/310-579-6199